 Exhibit 99.2

Principal Executive Officer Certification Pursuant to Section 111(b)(4) of the
Emergency Economic Stabilization Act of 2008, as amended

CAROLINA BANK HOLDINGS, INC. – UST 338

I, Robert T. Braswell, certify, based on my knowledge, that:

1.	The compensation committee of Carolina Bank Holdings, Inc. has discussed, reviewed, and evaluated with senior risk officers at least every six months during any part of the most recently completed fiscal year that was a TARP period, senior executive officer (“SEO”) compensation plans and employee compensation plans and the risks these plans pose to Carolina Bank Holdings, Inc.;

2.	The compensation committee of Carolina Bank Holdings, Inc. has identified and limited during any part of the most recently completed fiscal year that was a TARP period, any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Carolina Bank Holdings, Inc. and has identified any features of the employee compensation plans that pose risks to Carolina Bank Holdings, Inc. and has limited those features to ensure that Carolina Bank Holdings, Inc. is not unnecessarily exposed to risks;

3.	The compensation committee of Carolina Bank Holdings, Inc. has reviewed, at least every six months during any part of the most recently completed fiscal year that was a TARP period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of Carolina Bank Holdings, Inc. to enhance the compensation of an employee and has limited any such features;

4.	The compensation committee of Carolina Bank Holdings, Inc. will certify to the reviews of the SEO compensation plans and employee compensation plans required under (1) and (3) above;

5.	The compensation committee of Carolina Bank Holdings, Inc. will provide a narrative description of how it limited during any part of the most recently completed fiscal year that was a TARP period the features in (A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Carolina Bank Holdings, Inc.; (B) Employee compensation plans that unnecessarily expose Carolina Bank Holdings, Inc. to risks; and (C) Employee compensation plans that could encourage the manipulation of reported earnings of Carolina Bank Holdings, Inc. to enhance the compensation of an employee;

6.	Carolina Bank Holdings, Inc. has required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), be subject to a recovery or ‘‘clawback’’ provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

7.	Carolina Bank Holdings, Inc. has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

8.	Carolina Bank Holdings, Inc. has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during any part of the most recently completed fiscal year that was a TARP period;

9.	Carolina Bank Holdings, Inc. and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during any part of the most recently completed fiscal year that was a TARP period; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

10.	Carolina Bank Holdings, Inc. will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during any part of the most recently completed fiscal year that was a TARP period;

11.	Carolina Bank Holdings, Inc. will disclose the amount, nature, and justification for the offering, during any part of the most recently completed fiscal year that was a TARP period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph 8;

12.	Carolina Bank Holdings, Inc. will disclose whether Carolina Bank Holdings, Inc., the board of directors of Carolina Bank Holdings, Inc., or the compensation committee of Carolina Bank Holdings, Inc. has engaged during any part of the most recently completed fiscal year that was a TARP period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

13.	Carolina Bank Holdings, Inc. has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

14.	Carolina Bank Holdings, Inc. has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Carolina Bank Holdings, Inc. and Treasury, including any amendments;

15.	Carolina Bank Holdings, Inc. has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for fiscal year 2013, the last year in which Carolina Bank Holdings, Inc. was a TARP participant, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

16.	I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

Date: March 21, 2014	By:	/s/ Robert T. Braswell
Robert T. Braswell
President and Chief Executive Officer